SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ABVIVA, INC.
(Exact name of registrant as specified in its charter)

Nevada	26-1327790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10940 Wilshire Blvd., Suite 600 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

2007 Consultant Stock Plan
(Full title of the plan)

Douglas C. Lane, Chief Executive Officer
Abviva, Inc.

10940 Wilshire Blvd., Suite 600

Los Angeles, California 90024

(Name and address of agent for service)

(310) 443-4102

(Telephone number, including area code, of agent for service)

copies to:

Mark Y. Abdou

Richardson & Patel LLP
10900 Wilshire Boulevard. Suite 500
Los Angeles, California 90024
(310) 208-1182

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock	3,000,000	$0.0335	$ 100,500	$3.09

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average closing bid and ask price of the Common Stock of the Registrant as listed on the OTC Bulletin Board on February 5, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information

Not applicable.

Item 2.

Registrant Information and Employee Plan Annual Information

Not applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents are hereby incorporated by reference into this Registration Statement:

(a)

The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on April 18, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b)

The Current Report on Form 8-K, filed by the Registrant with the Commission on February 8, 2007.

(c)

The Current Report on Form 8-K, filed by the Registrant with the Commission on May 10, 2007.

(d)

The Current Report on Form 8-K, filed by the Registrant with the Commission on May 15, 2007.

(e)

Amendment No. 1 to the Quarterly Report for the period ended March 31, 2006, filed by the Registrant with the Commission on Form 10-QSB/A on May 17, 2007.

(f)

Amendment No. 1 to the Quarterly Report for the period ended June 30, 2006, filed by the Registrant with the Commission on Form 10-QSB/A on May 17, 2007.

(g)

Amendment No. 1 to the Quarterly Report for the period ended September 30, 2006, filed by the Registrant with the Commission on Form 10-QSB/A on May 17, 2007.

(h)

Amendment No. 1 to the Annual Report for the period ended December 31, 2006, filed by the Registrant with the Commission on Form 10-KSB/A on May 18, 2007.

(i)

The Quarterly Report for the period ended March 31, 2007, filed by the Registrant with the Commission on Form 10-QSB on May 21, 2007.

(j)

The Current Report on Form 8-K, filed by the Registrant with the Commission on June 13, 2007.

(k)

The Current Reports on Form 8-K, filed by the Registrant with the Commission on July 2, 2007.

(l)

The Current Report on Form 8-K, filed by the Registrant with the Commission on July 11, 2007.

(m)

The Quarterly Report on Form 10-QSB, filed by the Registrant with the Commission on August 20, 2007.

(n)

The Proxy Statement on Schedule 14A, filed by the Registrant with the Commission on August 31, 2007.

(o)

The Current Report on Form 8-K, filed by the Registrant with the Commission on September 20, 2007.

(p)

The Current Report on Form 8-K, filed by the Registrant with the Commission on September 24, 2007.

(q)

The Quarterly Report on Form 10-QSB, filed by the Registrant with the Commission on November 19, 2007.

(r)

Amendment to the Current Report on Form 8-K/A, filed by the Registrant with the Commission on December 5, 2007.

(s)

The Current Report on Form 8-K, filed by the Registrant with the Commission on December 20, 2007.

(t)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10-SB, filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) originally on August 13, 1999, including all amendments filed for the purpose of updating such common stock description.

(u)

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

The class of securities to be offered is Common Stock.

Item 4.

Description of Securities

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.

Interests of Named Experts and Counsel

Richardson & Patel, LLP, has given an opinion on the validity of the securities being registered hereunder.  Upon the effectiveness of this Form S-8 Registration Statement, the Company intends to issue up to 3,000,000 shares of the Company’s common stock to Nimish Patel, a principal in the law firm, pursuant to this Form S-8 Registration Statement.

Item 6.

Indemnification of Directors and Officers

Section 78.751  of the Nevada Revised Statute provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)

Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)

Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statute further provides that:

1.  Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)

By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

 (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

The Registrant’s Bylaws provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by Nevada law, and may agree to indemnify certain employees and agents to the fullest extent permitted by Nevada law.

The Registrant has been advised that it is the position of the Commission that, insofar as the provision in the Registrant's Bylaws may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

Item 7.

Exemption from Registration Claimed

Not applicable.

Item 8.

Exhibits.

4.1

2007 Consultant Stock Plan

5.1

Opinion and Consent from Richardson & Patel, LLP

a.1

Consent of De Joya Griffith & Company, LLC

a.2

Consent of Richardson & Patel, LLP (included in Exhibit 5.1)

Item 9.

Undertakings

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

(2)

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

(3)

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

(4)

For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, to be a seller to the purchaser and to be considered to offer or sell such securities to such purchaser: a) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424); b) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; c) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on its behalf; and d) any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on February 5, 2008.

ABVIVA, INC.

By:  /s/ Douglas C. Lane_______________________
Douglas C. Lane, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:_/s/ Douglas C. Lane_________________

Douglas C. Lane,

Chief Executive Officer, Chief Financial Officer, and Director (Principal Executive Officer and Principal Accounting and Financial Officer)

February 5, 2008

By:_/s/ Jeffrey Conrad___________________ Jeffrey Conrad Director February 5, 2008
By:_/s/ Jonathan Atzen__________________ Jonathan Atzen Director February 5, 2008	By:_/s/ Robert Lutz_____________________ Robert Lutz Director February 5, 2008
By:_/s/ Barrett Evans_____________________ Barrett Evans Director February 5, 2008	By:_/s/ Victor Voebel____________________ Victor Voebel Director February 5, 2008